Exhibit 3.1, 4.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ASSOCIATED BANC-CORP

These Articles of Amendment (the “Articles of Amendment”) to the Amended and Restated Articles of Incorporation of Associated Banc-Corp, a corporation organized under Chapter 180 of the Wisconsin Statutes (the “Corporation”), are executed by the undersigned for the purpose of amending the Corporation’s Amended and Restated Articles of Incorporation. In accordance with the provisions of Sections 180.1003 and 180.1006 of the Wisconsin Statutes, the amendment, set forth below, to the Corporation’s Amended and Restated Articles of Incorporation was duly adopted by Board of Directors of the Corporation and by the shareholders of the Corporation.

ARTICLE I

The name of the Corporation is Associated Banc-Corp

ARTICLE II

The following Articles of Amendment constituting an amendment to the Corporation’s Amended and Restated Articles of Incorporation were adopted by the Board of Directors of the Corporation on January 24, 2012 and by the shareholders of the Corporation on April 24, 2012, in accordance with Section 180.1003 of the Wisconsin Statutes:

The Amended and Restated Articles of Incorporation are hereby amended by amending and restating ARTICLE III, Section 2 in its entirety to read as follows:

“In accordance with the provisions of the Wisconsin Business Corporation Law, the Board of Directors may determine the preferences, limitations and relative rights of (1) any Preferred Stock before the issuance of any shares of Preferred Stock and (2) one or more series of Preferred Stock, and designate the number of shares within that series, before the issuance of any shares of that series.”

In addition, ARTICLE III, Sections 3, 4, 5 and 6 are hereby deleted in their entirety, and ARTICLE III, Sections 7, 8 and 9 are hereby re-numbered 3, 4 and 5, respectively.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Associated Banc-Corp has caused these Articles of Amendment to be executed by its duly authorized officer on this 24th day of April, 2012.

ASSOCIATED BANC-CORP

By:	/s/ Kristi A. Hayek
	Name:	Kristi A. Hayek
	Title:	Senior Vice President, Acting General Counsel and Corporate Secretary

This document was drafted by:

Kristi A. Hayek

Senior Vice President,

Acting General Counsel and Corporate Secretary

Associated Banc-Corp

330 East Kilbourn Avenue, Suite 200

Milwaukee, WI 53202